Civeo Reports Fourth Quarter and Full Year 2024 Results

Highlights:
•Reported fourth quarter 2024 revenues of $151.0 million, net loss of $15.1 million and operating cash flow of $9.5 million, with full year 2024 revenues of $682.1 million, net loss of $17.1 million and operating cash flow of $83.5 million;

•Reported fourth quarter 2024 Adjusted EBITDA of $11.4 million with full year 2024 Adjusted EBITDA of $79.9 million;

•Returned $44.0 million of capital to shareholders in 2024 through the quarterly dividend and share repurchases, representing 65% of 2024 free cash flow of $68.4 million;

•Recently announced a six-year A$1.4 billion Australian integrated services contract renewal with expanded scope, showing strength of Civeo's long-term relationships;

•Australian revenues in the fourth quarter grew by 23% year-over-year, led by the recently announced integrated services contract renewal; and

•Subsequent to quarter end, executed on disciplined growth strategy by entering into an agreement to acquire four villages and associated long-term contracts in the Australian Bowen Basin. Upon closing, the transaction is expected to be immediately accretive to cash flow. See press release dated February 19, 2025.

HOUSTON and CALGARY, February 27, 2025 (BUSINESS WIRE) -- Civeo Corporation (NYSE:CVEO) today reported financial and operating results for the fourth quarter and year ended December 31, 2024.

Bradley J. Dodson, Civeo's President and Chief Executive Officer said, “2024 marked our 10-year anniversary as an independent company since our spin-off in 2014, and over that time our business has undergone significant change. Today, having significantly improved our capital structure, we are a diversified company providing catering and facility management services at both owned and customer-owned assets. This balanced portfolio lets us capitalize on tailwinds and mitigate headwinds. For the full-year 2024, we returned 65% of our free cash flow to shareholders through our quarterly dividend and share repurchases.”

“I’m pleased with the fourth quarter results of our Australia business, delivering 23% year-over-year revenue growth, supported by the execution of our integrated services growth strategy including a recently announced six-year, A$1.4 billion contract. We are leveraging our core competency of taking care of people into a larger, capital-light market opportunity in Australia. Since entering this market via acquisition in 2019, we have successfully delivered a five-year topline organic compound annual growth rate of 38% with minimal capital investment.”

“In addition, our Australian owned villages continue to experience strong occupancy levels driven by steady operational mining activity. To further capitalize on the Bowen Basin market dynamics, we recently announced an agreement to acquire four additional villages in the basin. Consistent with our strategy in our existing villages, the villages to be acquired are largely contracted under two-to-three-year contracts with new and existing blue-chip customers. This acquisition is expected to be immediately accretive to operating cash flow and will expand our presence in the world’s premier metallurgical coal basin.”

“Our Canadian business continued to face headwinds in the oil sands region, compounded by economic and political uncertainty. For the past decade, the underlying economics for our oil sands customers to deploy capital in the region have been challenging. Now, in addition, our customers are facing increased investor pressure for capital and operating cost discipline. As a result, headcount requirements, and therefore our occupancy in the Alberta oil sands region have declined. To address this new reality, we are right sizing our Canadian cost structure and looking to expand our geographic and end market reach to reduce our dependence on oil sands activity. During the first quarter of 2025, we expect to incur one-time restructuring costs of approximately $3 million as we cold-close existing lodges and reduce overhead headcount by approximately 25%.”

Mr. Dodson continued, “To better illustrate the evolution of our business and our current asset mix, we have provided supplemental data in our earnings release tables that discloses the revenue of the ‘asset light’ portion of our business, which includes hospitality services at both our owned and customer-owned assets, and the ‘asset intensive’ portion of our business, which largely includes accommodation revenue associated with our owned-lodge and village assets as well as our Canadian mobile camp business.”

Mr. Dodson concluded, “We enter 2025 with confidence in our ability to continue to execute on our growth strategy while adhering to our capital allocation framework.”

Fourth Quarter 2024 Results
In the fourth quarter of 2024, Civeo reported revenues of $151.0 million and reported a net loss of $15.1 million, or $1.10 per diluted share. During the fourth quarter of 2024, Civeo produced operating cash flow of $9.5 million, Adjusted EBITDA of $11.4 million and free cash flow of $2.1 million.
By comparison, in the fourth quarter of 2023, Civeo generated revenues of $170.8 million and reported net income of $23.0 million, or $1.55 per diluted share. During the fourth quarter of 2023, Civeo produced operating cash flow of $40.0 million, Adjusted EBITDA of $18.5 million and free cash flow of $39.2 million.
The decrease in Adjusted EBITDA in the fourth quarter of 2024 compared to 2023 was primarily due to decreased billed rooms at the Canadian lodges. This lower level of customer spending is expected to continue as producers in the region remain focused on reducing operating costs. The year-over-year decrease in free cash flow was negatively impacted by net proceeds related to the sale of McClelland Lake Lodge and holdback collections related to the wind down of Canadian mobile camp projects in the fourth quarter of 2023.
Full Year 2024 Results
For the full year 2024, the Company reported revenues of $682.1 million and net loss of $17.1 million, or $1.19 per diluted share. Adjusted EBITDA for the full year 2024 was $79.9 million. This is compared to revenues of $700.8 million and net income of $30.2 million, or $2.01 per diluted share, for the full year 2023. Adjusted EBITDA was $106.5 million in 2023.

The decrease in Adjusted EBITDA in 2024 as compared to 2023 was largely driven by the sale of McClelland Lake Lodge in 2023 and the expected wind-down of LNG related activity in Canada, partially offset by increased billed rooms in the Australian owned villages and increased Australian integrated services activity.
Business Segment Results
(Unless otherwise noted, the following discussion compares the quarterly results for the fourth quarter of 2024 to the results for the fourth quarter of 2023.)
Australia
During the fourth quarter of 2024, the Australia segment generated revenues of $110.0 million, operating income of $14.1 million and Adjusted EBITDA of $22.2 million, compared to revenues of $89.3 million, operating income of $14.9 million and Adjusted EBITDA of $21.5 million in the fourth quarter of 2023.

The Australian segment experienced a 23% increase in revenues and a 3% increase in Adjusted EBITDA, driven by a significant increase in integrated services activity related to the recently announced contract.

On January 9, 2025, the Company announced a six-year A$1.4 billion integrated services contract renewal with an expanded scope in Australia. Civeo began performing the incremental scope of this contract under a limited notice to proceed agreement in the second quarter of 2024, and this contract became effective starting January 1, 2025.

Canada
During the fourth quarter of 2024, the Canada segment generated revenues of $40.7 million, operating loss of $16.8 million and negative Adjusted EBITDA of $4.7 million, compared to revenues of $72.7 million, operating income of $16.1 million and Adjusted EBITDA of $3.5 million in the fourth quarter of 2023.

The Canadian segment experienced a 44% decrease in revenues driven by lower billed rooms, down 42% year-over-year, primarily due to the sale of the McClelland Lake lodge and lower occupancy at the Sitka Lodge. This decrease was exacerbated by higher than typical turnaround activity in the fourth quarter of 2023.

As stated above, Civeo is taking several strategic actions to mitigate current macroeconomic risks. During the first quarter of 2025, Civeo will incur one-time restructuring costs of approximately $3 million.
Financial Condition and Capital Allocation
As of December 31, 2024, Civeo had total liquidity of approximately $202.2 million. Civeo’s total debt on December 31, 2024 was $43.3 million, a $6.8 decrease from September 30, 2024 and a $22.3 million decrease from December 31, 2023. Civeo's net debt on December 31, 2024 was $38.1 million, a $5.9 million increase from September 30, 2024 and a $24.1 million decrease from December 31, 2023.

For the full year 2024, the Company repurchased 1,130,000 shares for approximately $29.6 million, compared to 564,000 shares for $11.6 million in 2023.

Civeo reported a net leverage ratio of 0.5x as of December 31, 2024.
For the full year 2024, Civeo invested $26.1 million in capital expenditures, down from $31.6 million during 2023. Capital expenditures in both periods were primarily related to planned maintenance spending on the Company’s lodges and villages. Capital expenditures in 2023 included approximately $10.0 million related to customer-funded infrastructure upgrades at three Australian villages which were reimbursed by Civeo's customer compared to $2.9 million in 2024.

The Company previously announced that its Board of Directors declared a quarterly cash dividend of $0.25 per common share, payable on March 17, 2025 to shareholders of record as of close of business on February 24, 2025. For purposes of the Income Tax Act (Canada), the Company has designated this dividend to be an "eligible dividend".

In the fourth quarter of 2024, Civeo repurchased approximately 208,000 shares through its share repurchase program for approximately $5.6 million.

Full Year 2025 Guidance
For the full year of 2025, excluding any contribution from the recently announced Australian asset acquisition, Civeo expects revenues of $630.0 million to $660.0 million, Adjusted EBITDA of $80.0 million to $90.0 million and capital expenditures of $25.0 million to $30.0 million. This guidance takes into account the recent reduction in currency exchange rates experienced since late 2024.

The Company expects the recently announced Australian asset acquisition to be completed by the end of the second quarter of 2025, subject to regulatory approvals and customary conditions, and we will provide updated 2025 guidance upon completion.

Supplemental Data Disclosure:
In addition to the Company's standard earnings release schedules, please see below additional supplemental data schedule disclosing results associated with the asset-light (integrated services) portion of our business and the asset-intensive (accommodation) portion of our business within each of its two reporting segments.

Conference Call
Civeo will host a conference call to discuss its fourth quarter 2024 financial results today at 11:00 a.m. Eastern time. This call is being webcast and can be accessed at Civeo's website at www.civeo.com. Participants may also join the conference call by dialing (877) 423-9813 in the United States or (201) 689-8573 internationally and asking for the Civeo call or using the conference ID 13751856#. A replay will be available after the call by dialing (844) 512-2921 in the United States or (412) 317-6671 internationally and using the conference ID 13751856#.
About Civeo

Civeo Corporation is a leading provider of hospitality services with prominent market positions in the Australian natural resource and the Canadian oil sands regions. Civeo offers comprehensive solutions for lodging hundreds or thousands of workers with its long-term and temporary accommodations and provides food services, housekeeping, facility management, laundry, water and wastewater treatment, power generation, communications systems, security and logistics services. Civeo currently owns and operates a total of 24 lodges and villages in Australia and North America with an aggregate of approximately 26,000 rooms. In addition, Civeo operates and provides hospitality services at 22 customer-owned locations with more than 18,000 rooms. Civeo is publicly traded under the symbol CVEO on the New York Stock Exchange. For more information, please visit Civeo's website at www.civeo.com

Forward Looking Statements
This news release contains forward-looking statements within the meaning of the Securities Act of 1933 and Section
21E of the Securities Exchange Act of 1934. Forward-looking statements are those that do not state historical facts and are, therefore, inherently subject to risks and uncertainties. The forward-looking statements herein, including the statements regarding Civeo’s future plans and outlook, strategic priorities, guidance, current trends, expectations with respect to Adjusted EBITDA, capital expenditures, share repurchases and dividends, liquidity needs, and the proposed Australian asset acquisition, including its associated benefits and anticipated closing date, are based on then current expectations and entail various risks and uncertainties that could cause actual results to differ materially from those expressed or implied by these forward-looking statements. Such risks and uncertainties include, among other things, risks associated with the general nature of the accommodations industry, risks associated with the level of supply and demand for oil, coal, iron ore and other minerals, including the level of activity, spending and developments in the Canadian oil sands, the level of demand for coal and other natural resources from, and investments and opportunities in, Australia, and fluctuations or sharp declines in the current and future prices of oil, natural gas, coal, iron ore and other minerals, risks associated with failure by our customers to reach positive final investment decisions on, or otherwise not complete, projects with respect to which we have been awarded contracts, which may cause those customers to terminate or postpone contracts, risks associated with currency exchange rates, risks associated with inflation and volatility in the banking sector, risks associated with the company’s ability to integrate any acquisitions, risks associated with labor shortages, risks associated with the development of new projects, including whether such projects will continue in the future, risks associated with the trading price of the company’s common shares, availability and cost of capital, risks associated with general global economic conditions, geopolitical events, inflation, global weather conditions, natural disasters, global health concerns, and security threats and changes to government and environmental regulations, including climate change, and other factors discussed in the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Risk Factors” sections of Civeo’s most recent annual report on Form 10-K and other reports the company may file from time to time with the U.S. Securities and Exchange Commission. Each forward-looking statement contained herein speaks only as of the date of this release. Except as required by law, Civeo expressly disclaims any intention or obligation to revise or update any forward-looking statements, whether as a result of new information, future events or otherwise.

Non-GAAP Financial Information

EBITDA, Adjusted EBITDA, free cash flow, net debt, bank-adjusted EBITDA and net leverage ratio are non-GAAP financial measures. See “Non-GAAP Reconciliation” below for definitions and additional information concerning non-GAAP financial measures, including a reconciliation of the non-GAAP financial information presented in this press release to the most directly comparable financial information presented in accordance with GAAP. Non-GAAP financial information supplements and should be read together with, and is not an alternative or substitute for, the
Company’s financial results reported in accordance with GAAP. Because non-GAAP financial information is not standardized, it may not be possible to compare these financial measures with other companies’ non-GAAP financial measures.

- Financial Schedules Follow -

CIVEO CORPORATION
UNAUDITED CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share amounts)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2024	2023	2024	2023

Revenues	$150,951	$170,799	$682,122	$700,805

Costs and expenses:
Cost of sales and services	122,846	135,052	532,667	530,287
Selling, general and administrative expenses	17,642	19,720	73,350	72,605
Depreciation and amortization expense	16,769	15,865	68,038	75,142
Impairment expense	3,758	1,395	11,581	1,395
(Gain) loss on sale of McClelland Lake Lodge assets, net	73	(23,458)	(5,744)	(18,590)
Other operating expense (income)	(94)	177	898	479
	160,994	148,751	680,790	661,318
Operating income (loss)	(10,043)	22,048	1,332	39,487

Interest expense	(1,685)	(2,552)	(7,973)	(13,177)
Interest income	40	46	187	172
Other income (expense)	(450)	10,845	517	13,881
Income (loss) before income taxes	(12,138)	30,387	(5,937)	40,363
Income tax expense	(3,293)	(7,736)	(12,492)	(10,633)
Net income (loss)	(15,431)	22,651	(18,429)	29,730
Less: Net loss attributable to noncontrolling interest	(361)	(374)	(1,362)	(427)
Net income (loss) attributable to Civeo Corporation	$(15,070)	$23,025	$(17,067)	$30,157

Net income (loss) per share attributable to Civeo Corporation common shareholders:
Basic	$(1.10)	$1.57	$(1.19)	$2.02
Diluted	$(1.10)	$1.55	$(1.19)	$2.01

Weighted average number of common shares outstanding:
Basic	13,688	14,687	14,287	14,906
Diluted	13,688	14,855	14,287	15,013

CIVEO CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands)

	December 31, 2024	December 31, 2023
	(UNAUDITED)
Current assets:
Cash and cash equivalents	$5,204	$3,323
Accounts receivable, net	89,038	143,222
Inventories	7,537	6,982
Assets held for sale	—	5,873
Prepaid expenses and other current assets	8,674	15,846
Total current assets	110,453	175,246

Property, plant and equipment, net	204,897	270,563
Goodwill, net	7,001	7,690
Other intangible assets, net	66,502	77,999
Operating lease right-of-use assets	9,401	12,286
Other noncurrent assets	6,818	4,278
Total assets	$405,072	$548,062

Current liabilities:
Accounts payable	$39,971	$58,699
Accrued liabilities	34,933	40,523
Income taxes	10,853	3,831
Deferred revenue	2,501	4,849
Other current liabilities	4,388	6,334
Total current liabilities	92,646	114,236

Long-term debt	43,299	65,554
Deferred income taxes	3,558	11,803
Operating lease liabilities	6,655	9,264
Other noncurrent liabilities	21,916	24,167
Total liabilities	168,074	225,024

Shareholders' equity:
Common shares	—	—
Additional paid-in capital	1,631,823	1,628,972
Accumulated deficit	(980,720)	(919,023)
Treasury stock	(10,130)	(9,063)
Accumulated other comprehensive loss	(404,600)	(380,715)
Total Civeo Corporation shareholders' equity	236,373	320,171
Noncontrolling interest	625	2,867
Total shareholders' equity	236,998	323,038
Total liabilities and shareholders' equity	$405,072	$548,062

CIVEO CORPORATION
UNAUDITED CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)

	Twelve Months Ended December 31,
	2024	2023

Cash flows from operating activities:
Net income (loss)	$(18,429)	$29,730
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization	68,038	75,142
Impairment charges	11,581	1,395
Deferred income tax expense (benefit)	(7,659)	6,806
Non-cash compensation charge	2,851	4,460
Gain on disposals of assets	(6,418)	(21,196)
Provision for loss on receivables, net of recoveries	26	135
Other, net	1,742	1,660
Changes in operating assets and liabilities:
Accounts receivable	44,228	(22,311)
Inventories	(1,224)	5
Accounts payable and accrued liabilities	(17,581)	7,438
Taxes payable	7,878	3,576
Other current assets and liabilities, net	(1,523)	9,725
Net cash flows provided by operating activities	83,510	96,565

Cash flows from investing activities:
Capital expenditures	(26,138)	(31,633)
Proceeds from disposition of property, plant and equipment	11,011	16,740
Other, net	183	372
Net cash flows used in investing activities	(14,944)	(14,521)

Cash flows from financing activities:
Term loan repayments	—	(29,899)
Revolving credit borrowings (repayments), net	(17,117)	(37,846)
Dividends paid	(14,422)	(7,423)
Debt issuance costs	(2,976)	—
Repurchases of common shares	(29,616)	(11,634)
Other, net	(1,067)	—
Net cash flows used in financing activities	(65,198)	(86,802)

Effect of exchange rate changes on cash	(1,487)	127
Net change in cash and cash equivalents	1,881	(4,631)

Cash and cash equivalents, beginning of period	3,323	7,954
Cash and cash equivalents, end of period	$5,204	$3,323

CIVEO CORPORATION
SEGMENT DATA
(in thousands)
(unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2024	2023	2024	2023
Revenues
Canada	$40,664	$72,728	$245,087	$352,795
Australia	109,989	89,345	426,956	336,763
Other	298	8,726	10,079	11,247
Total revenues	$150,951	$170,799	$682,122	$700,805

EBITDA (1)
Canada	$(8,146)	$36,519	$23,798	$86,502
Australia	22,128	21,469	80,622	74,069
Corporate, other and eliminations	(7,345)	(8,856)	(33,171)	(31,634)
Total EBITDA	$6,637	$49,132	$71,249	$128,937

Adjusted EBITDA (1)
Canada	$(4,711)	$3,507	$21,743	$58,827
Australia	22,205	21,540	86,622	74,357
Corporate, other and eliminations	(6,054)	(6,523)	(28,428)	(26,690)
Total adjusted EBITDA	$11,440	$18,524	$79,937	$106,494

Operating income (loss)
Canada	$(16,809)	$16,050	$(14,727)	$27,977
Australia	14,062	14,870	49,524	44,982
Corporate, other and eliminations	(7,296)	(8,872)	(33,465)	(33,472)
Total operating income (loss)	$(10,043)	$22,048	$1,332	$39,487

(1) Please see Non-GAAP Reconciliation Schedule.

CIVEO CORPORATION
SUPPLEMENTAL QUARTERLY SEGMENT AND OPERATING DATA
(U.S. dollars in thousands, except for room counts and average daily rates)
(unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2024	2023	2024	2023

Supplemental Operating Data - Australian Segment
Accommodation and other services revenue (1)	$49,293	$46,881	$196,684	$177,834
Food and other services revenue (3)	60,696	42,464	230,272	158,929
Total Australian revenues	$109,989	$89,345	$426,956	$336,763

Costs
Accommodation and other services cost	$23,354	$21,791	$94,344	$85,461
Food and other services cost	54,409	38,467	208,627	148,599
Indirect other cost	3,394	2,305	12,403	8,951
Total Australian cost of sales and services	$81,157	$62,563	$315,374	$243,011

Average daily rates (4)	$77	$74	$78	$75

Billed rooms (5)	637,461	637,759	2,524,108	2,371,763

Australian dollar to U.S. dollar	$0.652	$0.651	$0.660	$0.665

Supplemental Operating Data - Canadian Segment
Revenues
Accommodation and other services revenue (1)	$33,981	$58,926	$214,774	$266,926
Mobile facility rental revenue (2)	50	7,147	1,523	61,899
Food and other services revenue (3)	6,633	6,655	28,790	23,970
Total Canadian revenues	$40,664	$72,728	$245,087	$352,795

Costs
Accommodation and other services cost	$31,410	$45,251	$164,089	$195,843
Mobile facility rental cost	527	11,337	4,940	49,073
Food and other services cost	6,362	6,120	27,201	21,821
Indirect other cost	2,678	2,637	10,905	10,330
Total Canadian cost of sales and services	$40,977	$65,345	$207,135	$277,067

Average daily rates (4)	$94	$95	$97	$97

Billed rooms (5)	359,537	617,325	2,205,700	2,710,784

Canadian dollar to U.S. dollar	$0.715	$0.734	$0.730	$0.741

(1)Includes revenues related to lodge and village rooms and hospitality services for owned rooms for the periods presented.
(2)Includes revenues related to mobile camps for the periods presented.
(3)Includes revenues related to food service, laundry and water and wastewater treatment services, and facilities management for the periods presented.
(4)Average daily rate is based on billed rooms and accommodation and other services revenue.
(5)Billed rooms represents total billed days for Civeo owned Canadian lodges and Australian villages for the periods presented.

CIVEO CORPORATION
SUPPLEMENTAL OPERATIONS BY SERVICE TYPE BY REGION DATA
(U.S. dollars in thousands)
(unaudited)

The following table sets forth certain supplemental data for our Australia and Canada segment revenues attributable to the asset-light (“Catering and Facility Management”) portion of the Company’s business and the asset-intensive (“Accommodations and Infrastructure”) portion of the Company’s business. We provide Catering and Facility Management services to both customer-owned assets and Company-owned villages and lodges. When we provide Catering and Facility Management services to customer-owned assets, it is reflected in “Food and other services” in our Supplemental Quarterly Segment and Operating Data. However, when we provide those same services to customers at our owned villages and lodges, it is reflected in “Accommodation and other services”, which also includes the Accommodations and Infrastructure component of our owned villages and lodges. This is because we bill our customers in one combined rate for both Accommodations and Infrastructure services and Catering and Facility Management services at Company-owned villages and lodges.

The purpose of the disclosure below is to disaggregate the embedded Catering and Facility Management revenues from the “Accommodation and other services” revenues associated with our owned villages and lodges that is included in our Supplemental Quarterly Segment and Operating Data. To do so, we apply a margin that is equal to Civeo’s margin in similar services we provide to customer-owned assets to the cost of sales that are associated with Catering and Facility Management services within “Accommodation and other services” for our owned villages and lodges. This table provides investors a supplemental view of the services provided by the Company which could assist with their valuation analysis.

	Twelve Months Ended December 31, 2024				Twelve Months Ended December 31, 2023
	Australia	Canada	Other	Total	Australia	Canada	Other	Total
Revenues
Asset Light: Catering and Facility management	$312,993	$146,469	$2,407	$461,869	$232,730	$162,589	$3,044	$398,363
Asset Intensive: Accommodations and Infrastructure	113,963	98,618	7,672	220,253	104,033	190,206	8,203	302,442
Total revenues	$426,956	$245,087	$10,079	$682,122	$336,763	$352,795	$11,247	$700,805

CIVEO CORPORATION
NON-GAAP RECONCILIATIONS
(in thousands)
(unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2024	2023	2024	2023

EBITDA (1)	$6,637	$49,132	$71,249	$128,937
Adjusted EBITDA (1)	$11,440	$18,524	$79,937	$106,494
Free Cash Flow (2)	$2,074	$39,188	$68,383	$81,672
Net Leverage Ratio (3)			0.5x

(1)The term EBITDA is a non-GAAP financial measure that is defined as net income (loss) attributable to Civeo Corporation plus interest, taxes, depreciation and amortization. The term Adjusted EBITDA is a non-GAAP financial measure that is defined as EBITDA adjusted to exclude certain other unusual or non-operating items. EBITDA and Adjusted EBITDA are not measures of financial performance under generally accepted accounting principles and should not be considered in isolation from or as a substitute for net income or cash flow measures prepared in accordance with generally accepted accounting principles or as a measure of profitability or liquidity. Additionally, EBITDA and Adjusted EBITDA may not be comparable to other similarly titled measures of other companies. Civeo has included EBITDA and Adjusted EBITDA as supplemental disclosures because its management believes that EBITDA and Adjusted EBITDA provide useful information regarding its ability to service debt and to fund capital expenditures and provide investors a helpful measure for comparing Civeo's operating performance with the performance of other companies that have different financing and capital structures or tax rates. Civeo uses EBITDA and Adjusted EBITDA to compare and to monitor the performance of its business segments to other comparable public companies and as a benchmark for the award of incentive compensation under Civeo's annual incentive compensation plan.

The following table sets forth a reconciliation of EBITDA and Adjusted EBITDA to net income (loss) attributable to Civeo Corporation, which is the most directly comparable measure of financial performance calculated under generally accepted accounting principles (in thousands) (unaudited):

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2024	2023	2024	2023

Net income (loss) attributable to Civeo Corporation	$(15,070)	$23,025	$(17,067)	$30,157
Income tax provision (benefit)	3,293	7,736	12,492	10,633
Depreciation and amortization	16,769	15,865	68,038	75,142
Interest income	(40)	(46)	(187)	(172)
Interest expense	1,685	2,552	7,973	13,177
EBITDA	$6,637	$49,132	$71,249	$128,937
Adjustments to EBITDA
Impairment of long-lived assets (a)	3,758	1,395	11,581	1,395
Net (gain) loss on disposition of McClelland Lake Lodge assets (b)	73	(33,166)	(5,744)	(28,298)
Share-based compensation (c)	972	1,163	2,851	4,460
Adjusted EBITDA	$11,440	$18,524	$79,937	$106,494

(a)Relates to asset impairments in the first and fourth quarters of 2024 and the fourth quarter of 2023. In the fourth quarter of 2024, we recorded a pre-tax loss related to the impairment of long-lived assets in our Canadian segment of $3.2 million and a pre-tax loss related to the impairment of long-lived assets in the U.S. of $0.5 million. In the first quarter of 2024, we recorded a pre-tax loss related to the impairment of long-lived assets in our Australian segment of $5.7 million and a pre-tax loss related to the impairment of long-lived assets in the U.S. of $2.1 million. In the fourth quarter of 2023, we recorded a pre-tax loss related to the impairment of long-lived assets in the U.S. of $1.4 million.

(b)Relates to proceeds received and expenses incurred associated with the dismantlement and sale of the McClelland Lake Lodge. In the fourth, third and second quarters of 2024, we recorded expenses associated with the sale of our McClelland Lake Lodge of $0.1 million, $0.2 million and $0.1 million, respectively, which are included in (Gain) loss on sale of McClelland Lake Lodge assets, net on the unaudited statements of operations. In the first quarter of 2024, we recorded gains associated with the sale of the McClelland Lake Lodge of $6.1 million, which are included in (Gain) loss on sale of McClelland Lake Lodge assets, net on the unaudited statements of operations. In the fourth quarter of 2023, we recorded gains associated with the sale of the McClelland Lake Lodge of $33.2 million, which are included in (Gain) loss on sale of McClelland Lake Lodge assets, net ($23.5 million) and Other income ($9.7 million) on the unaudited statements of operations. In the third quarter of 2023, we recorded expenses associated with the sale of our McClelland Lake Lodge of $4.9 million, which are included in (Gain) loss on sale of McClelland Lake Lodge assets, net on the unaudited statements of operations.
(c)Represents share-based compensation expense associated with performance share awards, restricted share awards, restricted share units and deferred share awards.

(2)The term Free Cash Flow is a non-GAAP financial measure that is defined as net cash flows provided by operating activities less capital expenditures plus proceeds from asset sales. Free Cash Flow is not a measure of financial performance under generally accepted accounting principles and should not be considered in isolation from or as a substitute for cash flow measures prepared in accordance with generally accepted accounting principles or as a measure of profitability or liquidity.
Additionally, Free Cash Flow may not be comparable to other similarly titled measures of other companies. Civeo has included Free Cash Flow as a supplemental disclosure because its management believes that Free Cash Flow provides useful information regarding the cash flow generating ability of its business relative to its capital expenditure and debt service obligations. Civeo uses Free Cash Flow to compare and to understand, manage, make operating decisions and evaluate Civeo's business. It is also used as a benchmark for the award of incentive compensation under its annual incentive compensation plan.

The following table sets forth a reconciliation of Free Cash Flow to Net Cash Flows Provided by Operating Activities, which is the most directly comparable measure of financial performance calculated under generally accepted accounting principles (in thousands) (unaudited):

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2024	2023	2024	2023

Net Cash Flows Provided by Operating Activities	$9,496	$39,972	$83,510	$96,565
Capital expenditures	(7,733)	(10,454)	(26,138)	(31,633)
Proceeds from disposition of property, plant and equipment	311	9,670	11,011	16,740
Free Cash Flow	$2,074	$39,188	$68,383	$81,672

(3)The term net leverage ratio is a non-GAAP financial measure that is defined as net debt divided by bank-adjusted EBITDA.
Net debt, bank-adjusted EBITDA and net leverage ratio are not financial measures under GAAP and should not be considered in isolation from or as a substitute for total debt, net income (loss) or cash flow measures prepared in accordance with GAAP or as a measure of profitability or liquidity. Additionally, net debt, bank-adjusted EBITDA and net leverage ratio may not be comparable to other similarly titled measures of other companies. Civeo has included net debt, bank-adjusted EBITDA and net leverage ratio as a supplemental disclosure because its management believes that this data provides useful information regarding the level of the Company’s indebtedness and its ability to service debt. Additionally, per Civeo’s credit agreement, the Company is required to maintain a net leverage ratio below 3.0x every quarter to remain in compliance with the credit agreement.

The following table sets forth a reconciliation of net debt, bank-adjusted EBITDA and net leverage ratio to the most directly comparable measures of financial performance calculated under GAAP (in thousands) (unaudited):

As of December 31,
2024

Total debt	$43,299
Less: Cash and cash equivalents	5,204
Net debt	$38,095

Adjusted EBITDA for the twelve months ended December 31, 2024 (a)	$79,937
Adjustments to Adjusted EBITDA
Interest income	187
Incremental adjustments for McClelland Lake Lodge disposition (b)	332
Bank-adjusted EBITDA	$80,456

Net leverage ratio (c)	0.5x

(a) See footnote 1 above for reconciliation of Adjusted EBITDA to net income (loss) attributable to Civeo Corporation.
(b) Related to incremental adjustments associated with the sale of the McClelland Lake Lodge assets as required by our credit facility.
(c) Calculated as net debt divided by bank-adjusted EBITDA.

CIVEO CORPORATION
NON-GAAP RECONCILIATIONS - GUIDANCE
(in millions)
(unaudited)

	Year Ending December 31, 2025
EBITDA Range (1)	$74.3	$84.3
Adjusted EBITDA Range (1)	$80.0	$90.0

(1)The following table sets forth a reconciliation of estimated EBITDA and Adjusted EBITDA to estimated net loss, which is the most directly comparable measure of financial performance calculated under generally accepted accounting principles (in millions) (unaudited):

	Year Ending December 31, 2025
	(estimated)

Net loss	$(11.7)	$(3.7)
Income tax provision	14.0	16.0
Depreciation and amortization	67.0	67.0
Interest expense	5.0	5.0
EBITDA	$74.3	$84.3
Adjustments to EBITDA
Canadian restructuring cost	2.9	2.9
Share-based compensation	2.8	2.8
Adjusted EBITDA	$80.0	$90.0

CONTACT:

Regan Nielsen
Civeo Corporation
Vice President, Corporate Development & Investor Relations
713-510-2400